EXHIBIT 2(a)(5)

DOW 30SM COVERED ALL FUND INC.

ARTICLES OF AMENDMENT

Dow 30SM Covered Call Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to “Dow 30SM Premium & Dividend Income Fund Inc.”

SECOND:  The foregoing amendment to the Charter was approved by the directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD:  The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

FOURTH:  The directors of the Corporation, by a unanimous consent, authorized the attestation of these Articles of Amendment by Christopher Yeagley, Vice President of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Vice President this 17th day of March, 2005.

ATTEST:	DOW 30SM COVERED CALL FUND INC.

/s/ CHRISTOPHER YEAGLEY	By:	/s/ MITCHELL M. COX
Christopher Yeagley		Mitchell M. Cox
Vice President		President